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             [LETTERHEAD OF LOCKE LIDDELL & SAPP LLP APPEARS HERE]



                                                                     EXHIBIT 8.1
                                                                     -----------

                                February 3, 2000



American Realty Investors, Inc.
10670 North Central Expressway
Suite 60
Dallas, Texas 75231

Ladies and Gentlemen:

     We have acted as counsel to American Realty Investors, Inc., a Nevada corporation (the "Company") in connection with the proposed merger of ART Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of the Company with and into American Realty Trust, Inc., a Georgia corporation ("ART"), with ART being the surviving entity (the "ART Merger") and the proposed merger of NRLP Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company with and into National Realty, L.P. ("NRLP"), with NRLP being the surviving entity (the "NRLP Merger") pursuant to the terms of that Agreement and Plan of Reorganization dated as of November 3, 1999 (including any amendments, the "Merger Agreement") by and among the Company, ART and NRLP. The ART Merger and the NRLP Merger are referred to together as the "Mergers." This opinion is being delivered to you in connection with the registration statement of Company on Form S-4 (the "Registration Statement") containing the Joint Proxy Statement/Prospectus of the Company, ART and NRLP (the "Proxy Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms used hereunder but not defined have the meanings ascribed to them in the Merger Agreement or the Registration Statement.

     In rendering this opinion we have examined and are relying upon such documents (including all exhibits and schedules attached thereto) as we have deemed relevant or necessary, including (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below, and our opinion is conditioned upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the representations and warranties, covenants and statements contained therein. This opinion is also subject to and conditioned upon the receipt by counsel prior to the Effective Time of the Mergers of certain written tax representation letters of the Company and such other parties as requested by
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American Realty Investors, Inc.
February 3, 2000
Page 2



counsel satisfactory to counsel (the "Tax Representation Letters"). The initial and continuing truth and accuracy of the representations contained in these Tax Representation Letters constitutes an integral basis for the opinion expressed herein and this opinion is conditioned upon the initial and continuing truth and accuracy of these representations. This opinion is also subject to and conditional upon the assumption that no party receiving stock of the Company pursuant to the Mergers has a binding commitment or obligation at the Effective Time of the Mergers to sell, assign, or otherwise transfer such stock to any other party.

     In rendering this opinion, we have assumed that (without any independent investigation or review thereof), and our opinion is conditioned on the correctness of, the following: (i) each original document submitted to us (including signatures thereto) is authentic, each document submitted to us as a copy conforms to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof; (ii) all representations, warranties and statements made or agreed to in connection with the Mergers by the Company, ART and NRLP, their managements, employees, officers, directors and shareholders, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times; (iii) all covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof; (iv) the Merger will be reported by the Company, ART, NRLP and the shareholders of Company on their respective federal income tax returns in a manner consistent with the opinion set forth below; and (v) any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. We also have assumed in connection with rendering this opinion that the Mergers will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof).

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for United States federal income tax purposes, the Mergers, pursuant to which the ART shareholders and the NRLP unitholders (other than ART and its wholly-owned subsidiaries) exchange their shares and units for Company stock, will be treated as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended.

     We express no opinion as to the various state, local or foreign tax consequences that may result from the Mergers or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any tax consequence of the Mergers or the other transactions contemplated by the Merger Agreement or other transactions effectuated prior or subsequent to or concurrently with the Mergers except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.
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American Realty Investors, Inc.
February 3, 2000
Page 3



  We express no opinion as to any transactions whatsoever if any of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver of any material provision therein. If any of the representations, warranties, covenants, statements and assumptions upon which we have relied is not true and accurate at all relevant times, our opinion may be adversely affected and should not be relied upon.

  This opinion only represents our best judgment as to the probable Federal income tax consequences of the Mergers and is not binding on the Internal Revenue Service or the courts or any other government body. The conclusions stated herein are based on the Internal Revenue Code of 1986, as amended, and existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal tax laws.

     This opinion is furnished to you for the purpose of complying with applicable securities laws. This opinion may not be used or relied upon by any other person or for any other purpose and may not be circulated, quoted or otherwise referred to for any purpose without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our Firm in the Registration Statement under the captions "The Proposed Business Combination and Related Matters - Federal Income Tax Consequences" and "Legal Matters."



                              Sincerely,


                              Locke Liddell & Sapp LLP